Exhibit 23.3

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840

Washington, DC 20036

202-467-6862 • (Fax) 202-467-6963

September 12, 2014

Board of Directors

Madison Bank of Maryland

1920 Rock Spring Road

Forest Hill, Maryland 21050

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion, and amendments thereto, filed by Madison Bank of Maryland with the Office of the Comptroller of the Currency and the Federal Reserve Board. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by MB Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of MB Bancorp, Inc.

Sincerely,

Feldman Financial Advisors, Inc.